Exhibit 23.2

Eversheds Sutherland (US) LLP 700 Sixth Street, NW, Suite 700 Washington, DC 20001-3980 D: +1 202.383.0100 F: +1 202.637.3593

April 15, 2026

Hashdex Nasdaq CME Crypto Index ETF (“Trust”)

c/o Hashdex Asset Management Ltd.

19 West 44th Street, Suite 200

New York, NY 10036

Ladies and Gentlemen:

We hereby consent to the reference to this firm’s name under the heading “Legal Matters” in the Registration Statement on Form S-1 filed by the Trust with the Securities and Exchange Commission (the “Commission”) on or about the date hereof, as the same may be amended or supplemented from time to time (the “Registration Statement”). In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in Section 11 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Respectfully submitted,

/s/ Eversheds Sutherland (US) LLP
Eversheds Sutherland (US) LLP

Eversheds Sutherland (US) LLP is part of a global legal practice, operating through various separate and distinct legal entities, under Eversheds Sutherland. For a full description of the structure and a list of offices, please visit www.eversheds-sutherland.com.